News Release

For Immediate Release:	For More Information,
July 29, 2008	Contact: Jerry L. Ocheltree
910-576-6171

First Bancorp Reports Second Quarter Results

TROY, N.C. – First Bancorp (NASDAQ - FBNC), the parent company of First Bank, reports second quarter net income of $5,278,000, or $0.32 per diluted share.  This represents decreases of 2.6% and 13.5% in net income and diluted earnings per share, respectively, from the $5,419,000, or $0.37 per diluted share, reported in the second quarter of 2007.  For the six month period ended June 30, 2008, net income amounted to $10,807,000, or $0.70 per diluted share.  This represents an increase in net income of 4.9% and a decrease in diluted earnings per share of 1.4% from the net income of $10,305,000, or $0.71 per diluted share, reported in the first half of 2007.  The 2008 earnings reflect the impact of the acquisition of Great Pee Dee Bancorp, which had $213 million in total assets as of the acquisition date of April 1, 2008, and resulted in the issuance of 2,059,091 shares of First Bancorp common stock.

Balance Sheet Growth

During the second quarter of 2008, loans outstanding increased by $233 million while deposits increased by $95 million, with the acquisition of Great Pee Dee Bancorp accounting for the majority of the growth.  As of the April 1, 2008 acquisition, Great Pee Dee Bancorp had $188 million in loans and $148 million in deposits.  Internal loan growth (excluding Great Pee Dee) was $45 million, or 9.3% on an annualized basis, while internal deposits declined by $53 million, or 11.0% on an annualized basis.  The decrease in deposits during the quarter was concentrated in the Company’s time deposit categories, as the Company elected not to match competitor interest rates for many renewing time deposits.

Total assets at June 30, 2008 amounted to $2.6 billion, 18.8% higher than a year earlier.  Total loans at June 30, 2008 amounted to $2.2 billion, a 20.2% increase from a year earlier, and total deposits amounted to $2.0 billion at June 30, 2008, a 12.0% increase from a year earlier.

Net Interest Income and Net Interest Margin

Growth in loans and deposits was the primary reason for an increase in the Company’s net interest income when comparing the three and six months of 2008 to comparable periods in 2007.  Net interest income for the second quarter of 2008 amounted to $21.5 million, a 9.3% increase over the $19.7 million recorded in the second quarter of 2007.  Net interest income for the six months ended June 30, 2008 amounted to $41.3 million, a 7.1% increase over the $38.5 million recorded in the same six month period in 2007.

During the second quarter of 2008, the Company recorded non-cash net interest income purchase accounting adjustments related to the Great Pee Dee acquisition totaling $366,000, which increased net interest income.

These adjustments were primarily related to recording the Great Pee Dee time deposit portfolio at fair market value.  This adjustment to time deposits was $1.1 million and is being amortized to reduce interest expense over a total of eleven months, or $100,000 per month, until March 2009.

The impact of the growth in loans and deposits on the Company’s net interest income was partially offset by a decline in the Company’s net interest margin (tax-equivalent net interest income divided by average earning assets).  The Company’s net interest margin for the second quarter of 2008 was 3.71%, a 32 basis point decline from the 4.03% margin realized in the second quarter of 2007 and an 8 basis point decline from the 3.79% margin realized in the first quarter of 2008.  The Company’s net interest margin for the first six months of 2008 was 3.75% compared to 4.00% for the same six months of 2007.  The Company’s net interest margin has been negatively impacted by the Federal Reserve lowering interest rates by a total of 325 basis points since September 2007.  When interest rates are lowered, the Company’s net interest margin declines, at least temporarily, as most of the Company’s adjustable rate loans reprice downward immediately, while rates on the Company’s customer time deposits are fixed, and thus do not adjust downward until they mature.  Assuming no further Federal Reserve interest rate changes, the Company expects its net interest margin to stabilize in the third quarter as maturing time deposits reprice at lower interest rates.

Provision for Loan Losses and Asset Quality

The Company’s provision for loan losses amounted to $2,059,000 in the second quarter of 2008 compared to $1,322,000 in the second quarter of 2007.  The provision for loan losses for the six month period ended June 30, 2008 was $3,592,000 compared to $2,443,000 recorded in the first half of 2007.  The higher 2008 amounts were due to higher loan growth and negative trends in asset quality.

The Company’s internal loan growth (excluding Great Pee Dee) in the second quarter of 2008 was $45 million compared to $26 million in the comparable quarter of 2007.  For the six months ended June 30, 2008, the Company’s internal loan growth was $85 million, compared to $62 million in the first half of 2007.

Although the Company has no subprime exposure, the Company has experienced increases in its delinquencies and classified assets consistent with current economic conditions.  At June 30, 2008, the Company’s nonperforming assets were $20.5 million compared to $12.1 million at March 31, 2008 and $8.3 million at June 30, 2007.  The acquisition of Great Pee Dee accounted for $6.1 million of the $8.4 million increase in nonperforming assets from March 31, 2008.  The $6.1 million in nonperforming assets associated with Great Pee Dee is net of $4.7 million in direct write-downs of impaired loan balances that the Company recorded in accordance with applicable accounting requirements.

The Company’s nonperforming assets to total assets ratio was 0.78% at June 30, 2008 compared to 0.51% at March 31, 2008 and 0.38% at June 30, 2007.  Although the Company’s level of nonperforming assets has increased over the past twelve months, it remains more favorable than that of the Company’s peers based on public information available.  According to Federal Reserve data, the ratio of nonperforming assets to total assets for all bank holding companies with between $1 billion and $3 billion in assets at March 31, 2008 (the most recent information available) was 1.26% compared to the Company’s ratio of 0.51% as of that same date.

During 2008, the Company’s allowance for loan losses has increased from $21.3 million at December 31, 2007 to $26.1 million at June 30, 2008.  The change in the allowance for loan losses was due to $3.6 million in provisions for loan losses recorded in 2008, net charge-offs of $1.6 million, and $2.8 million that the Company recorded for the non-impaired loans associated with the Great Pee Dee acquisition.

Noninterest Income

Noninterest income amounted to $5.3 million for the second quarter of 2008, a 9.9% increase from the $4.9 million recorded in the second quarter of 2007.  Noninterest income for the six months ended June 30, 2008 amounted to $10.7 million, an increase of 17.8% from the $9.1 million recorded in the first half of 2007.  The increases in noninterest income in 2008 primarily relate to increases in service charges on deposit accounts. These higher service charges were primarily associated with the Company expanding the availability of its customer overdraft protection program in the fourth quarter of 2007 to include debit card purchases and ATM withdrawals. Previously the overdraft protection program, in which the Company charges a fee for honoring payments on overdrawn accounts, only applied to written checks.

The Company realized securities losses of $16,000 for each of the three and six month periods ended June 30, 2008 compared to gains of $487,000 for each of the comparable periods in 2007.

The Company recorded “other gains” of $257,000 for the six months ended June 30, 2008, which relates primarily to a gain of $306,000 related to the VISA initial public offering that occurred in March 2008.

Noninterest Expenses

Noninterest expenses amounted to $16.3 million in the second quarter of 2008, a 12.6% increase over 2007.  Noninterest expenses for the six months ended June 30, 2008 amounted to $31.1 million, an 8.6% increase from the $28.6 million recorded in the first six months of 2007.  These increases are primarily attributable to the Company’s growth, including the April 1, 2008 acquisition of Great Pee Dee.  Additionally, the Company recorded FDIC insurance expense of $262,000 and $507,000 for the three and six month periods ended June 30, 2008, respectively, compared to none for the same periods in 2007, as a result of the FDIC recently beginning to charge for FDIC insurance again in order to replenish its reserves.

The Company’s effective tax rate was 37%-38% for each of the three and six month periods ended June 30, 2008 and 2007.

Comments of the President and Other Business Matters

Jerry L. Ocheltree, President and CEO of First Bancorp, commented on the quarter’s results, “On behalf of First Bancorp, we are pleased to report that we have earned $10.8 million thus far in 2008.  First Bank has faithfully served the good folks of our communities since 1935.  We have a conservative operating philosophy that was established during the difficult economic times of the 1930’s.  By following that same conservative philosophy, we have been able to be there for our customers in both good times and in challenging times.  We continue to be a ‘well-capitalized’ bank as defined by regulatory standards and foresee nothing that would change that.  We deeply appreciate the opportunity we have to serve our communities.”

Mr. Ocheltree also spoke about the recent acquisition of Great Pee Dee Bancorp, and Sentry Bank & Trust, its bank subsidiary, “I would again like to welcome the customers of Sentry Bank & Trust to the First Bank family.  We are so pleased to be able to call you a customer of First Bank, and we look forward to continuing to earn your business by providing the best in community banking.”

Mr. Ocheltree noted the following corporate developments:

•
On April 1, 2008, the Company announced the completion of the merger acquisition of Great Pee Dee Bancorp, Inc.  Great Pee Dee was the holding company for Sentry Bank & Trust, a three-branch community bank headquartered in Cheraw, South Carolina, with offices in Cheraw and Florence, South Carolina.  As of March 31, 2008 Great Pee Dee had total assets of $213 million, total loans of

$188 million, and total deposits of $148 million.  The conversion of Sentry Bank & Trust to First Bank occurred on May 16, 2008.

•
On June 2, 2008, the Company announced a quarterly cash dividend of 19 cents per share payable on July 25, 2008 to shareholders of record on June 30, 2008.  This is the same dividend rate the Company paid in the comparable quarter in 2007.

•	There has been no stock repurchase activity during 2008.

First Bancorp is a bank holding company headquartered in Troy, North Carolina with total assets of approximately $2.6 billion.  Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 74 branches, with 63 branches operating in a 21-county market area in the central piedmont and coastal regions of North Carolina, 6 branches in South Carolina (Cheraw, Dillon, Florence, and Latta), and 5 branches in Virginia (Abingdon, Dublin, Fort Chiswell, Radford, and Wytheville), where First Bank does business as First Bank of Virginia. First Bank also has a loan production office in Blacksburg, Virginia. First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.FirstBancorp.com.  For additional financial data, please see the attached Financial Summary.

This press release contains statements that could be deemed forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties.  Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” or other statements concerning opinions or judgments of the Company and its management about future events.  Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions.  For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent report on Form 10-K.

First Bancorp and Subsidiaries Financial Summary

	Three Months Ended June 30,		Percent
($ in thousands except per share data - unaudited)	2008	2007	Change

INCOME STATEMENT
Interest income
Interest and fees on loans	$34,814	34,492
Interest on investment securities	2,043	1,742
Other interest income	276	683
Total interest income	37,133	36,917	0.6%
Interest expense
Interest on deposits	13,810	14,738
Other, primarily borrowings	1,822	2,501
Total interest expense	15,632	17,239	(9.3%)
Net interest income	21,501	19,678	9.3%
Provision for loan losses	2,059	1,322	55.7%
Net interest income after provision for loan losses	19,442	18,356	5.9%
Noninterest income
Service charges on deposit accounts	3,462	2,300
Other service charges, commissions, and fees	1,255	1,266
Fees from presold mortgages	260	292
Commissions from financial product sales	356	344
Data processing fees	48	53
Securities gains (losses)	(16)	487
Other gains (losses)	(28)	115
Total noninterest income	5,337	4,857	9.9%
Noninterest expenses
Personnel expense	9,129	8,519
Occupancy and equipment expense	2,064	1,861
Intangibles amortization	123	94
Other operating expenses	5,028	4,036
Total noninterest expenses	16,344	14,510	12.6%
Income before income taxes	8,435	8,703	(3.1%)
Income taxes	3,157	3,284	(3.9%)
Net income	$5,278	5,419	(2.6%)

Earnings per share – basic	$0.32	0.38	(15.8%)
Earnings per share – diluted	0.32	0.37	(13.5%)

ADDITIONAL INCOME STATEMENT INFORMATION

Net interest income, as reported	$21,501	19,678
Tax-equivalent adjustment (1)	163	140
Net interest income, tax-equivalent	$21,664	19,818	9.3%

(1)
This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax exempt status.  This amount has been computed assuming a 39% tax rate and is reduced by the related nondeductible portion of interest expense.

First Bancorp and Subsidiaries Financial Summary - Page 2

	Six Months Ended June 30,		Percent
($ in thousands except per share data - unaudited)	2008	2007	Change

INCOME STATEMENT
Interest income
Interest and fees on loans	$68,753	67,703
Interest on investment securities	3,968	3,414
Other interest income	719	1,336
Total interest income	73,440	72,453	1.4%
Interest expense
Interest on deposits	28,210	28,717
Other, primarily borrowings	3,965	5,192
Total interest expense	32,175	33,909	(5.1%)
Net interest income	41,265	38,544	7.1%
Provision for loan losses	3,592	2,443	47.0%
Net interest income after provision for loan losses	37,673	36,101	4.4%
Noninterest income
Service charges on deposit accounts	6,538	4,477
Other service charges, commissions, and fees	2,622	2,525
Fees from presold mortgages	458	619
Commissions from financial product sales	755	803
Data processing fees	98	100
Securities gains (losses)	(16)	487
Other gains	257	82
Total noninterest income	10,712	9,093	17.8%
Noninterest expenses
Personnel expense	17,683	16,640
Occupancy and equipment expense	4,051	3,737
Intangibles amortization	202	188
Other operating expenses	9,179	8,075
Total noninterest expenses	31,115	28,640	8.6%
Income before income taxes	17,270	16,554	4.3%
Income taxes	6,463	6,249	3.4%
Net income	$10,807	10,305	4.9%

Earnings per share - basic	$0.70	0.72	(2.8%)
Earnings per share - diluted	0.70	0.71	(1.4%)

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$41,265	38,544
Tax-equivalent adjustment (1)	327	263
Net interest income, tax-equivalent	$41,592	38,807	7.2%

(1)       See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments

First Bancorp and Subsidiaries Financial Summary - page 3

	Three Months Ended June 30,		Six Months Ended June 30,
PERFORMANCE RATIOS (annualized)	2008	2007	2008	2007
Return on average assets	0.85%	1.03%	0.91%	0.99%
Return on average equity	9.75%	12.85%	10.97%	12.38%
Net interest margin - tax equivalent (1)	3.71%	4.03%	3.75%	4.00%
Efficiency ratio - tax equivalent (1) (2)	60.53%	58.80%	59.49%	59.79%
Net charge-offs to average loans	0.15%	0.16%	0.16%	0.15%
Nonperforming assets to total assets (period end)	0.78%	0.38%	0.78%	0.38%

SHARE DATA
Cash dividends declared	$0.19	0.19	$0.38	0.38
Stated book value	13.14	11.63	13.14	11.63
Tangible book value	9.02	8.08	9.02	8.08
Common shares outstanding at end of period	16,488,201	14,392,803	16,488,201	14,392,803
Weighted average shares outstanding - basic	16,470,975	14,384,511	15,425,787	14,372,311
Weighted average shares outstanding - diluted	16,535,358	14,473,446	15,497,429	14,480,333

CAPITAL RATIOS
Shareholders’ equity to total assets	8.27%	7.59%	8.27%	7.59%
Tangible equity to tangible assets	5.82%	5.40%	5.82%	5.40%
Tier I leverage ratio	8.14%	8.59%	8.14%	8.59%
Tier I risk-based capital ratio	9.32%	10.10%	9.32%	10.10%
Total risk-based capital ratio	10.54%	11.77%	10.54%	11.77%

AVERAGE BALANCES ($ in thousands)
Total assets	$2,510,491	2,116,527	$2,382,457	2,098,451
Loans	2,144,694	1,783,794	2,030,011	1,770,320
Earning assets	2,350,134	1,973,548	2,231,764	1,956,630
Deposits	2,032,901	1,763,210	1,945,569	1,737,974
Interest-bearing liabilities	2,031,497	1,704,799	1,929,330	1,693,012
Shareholders’ equity	217,704	169,169	198,151	167,903

(1)	See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
(2)	Calculated by dividing noninterest expense by the sum of tax-equivalent net interest income plus noninterest income.

TREND INFORMATION
($ in thousands except per share data)
	For the Three Months Ended
INCOME STATEMENT	June 30, 2008	March 31, 2008	December 31, 2007	September 30, 2007	June 30, 2007

Net interest income - tax equivalent (1)	$21,664	19,928	20,718	20,313	19,818
Taxable equivalent adjustment (1)	163	164	155	136	140
Net interest income	21,501	19,764	20,563	20,177	19,678
Provision for loan losses	2,059	1,533	1,475	1,299	1,322
Noninterest income	5,337	5,375	5,103	4,277	4,857
Noninterest expense	16,344	14,771	14,999	13,941	14,510
Income before income taxes	8,435	8,835	9,192	9,214	8,703
Income taxes	3,157	3,306	3,430	3,471	3,284
Net income	5,278	5,529	5,762	5,743	5,419

Earnings per share – basic	0.32	0.38	0.40	0.40	0.38
Earnings per share – diluted	0.32	0.38	0.40	0.40	0.37
(1)	See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

First Bancorp and Subsidiaries Financial Summary - page 4

PERIOD END BALANCES ($ in thousands)	June 30, 2008	March 31, 2008	December 31, 2007	June 30, 2007	One Year Change
Assets	$2,621,356	2,380,134	2,317,249	2,205,858	18.8%
Securities	172,002	153,018	151,754	147,328	16.7%
Loans	2,166,840	1,933,855	1,894,295	1,802,308	20.2%
Allowance for loan losses	26,061	21,992	21,324	20,104	29.6%
Intangible assets	67,995	50,941	51,020	51,206	32.8%
Deposits	2,016,477	1,921,443	1,838,277	1,800,561	12.0%
Borrowings	326,006	212,394	242,394	178,013	83.1%
Shareholders’ equity	216,677	177,981	174,070	167,458	29.4%

	For the Three Months Ended
YIELD INFORMATION	June 30, 2008	March 31, 2008	December 31, 2007	September 30, 2007	June 30, 2007

Yield on loans	6.53%	7.13%	7.61%	7.79%	7.76%
Yield on securities - tax equivalent (1)	5.39%	5.71%	5.27%	5.07%	5.31%
Yield on other earning assets	2.72%	3.49%	5.56%	5.66%	5.76%
Yield on all interest earning assets	6.38%	6.94%	7.39%	7.54%	7.53%

Rate on interest bearing deposits	3.10%	3.56%	3.78%	3.89%	3.84%
Rate on other interest bearing liabilities	3.05%	4.35%	5.64%	6.16%	6.02%
Rate on all interest bearing liabilities	3.09%	3.64%	3.96%	4.10%	4.06%

Interest rate spread - tax equivalent (1)	3.29%	3.30%	3.43%	3.44%	3.47%
Net interest margin - tax equivalent (2)	3.71%	3.79%	3.98%	4.00%	4.03%

Average prime rate	5.08%	6.22%	7.53%	8.18%	8.25%

(1)	See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
(2)
Calculated by dividing annualized tax equivalent net interest income by average earning assets for the period.  See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

ASSET QUALITY DATA ($ in thousands)	June 30, 2008	March 31, 2008	December 31, 2007	September 30, 2007	June 30, 2007
Nonaccrual loans	$17,588	8,799	7,807	6,941	6,457
Accruing loans > 90 days past due	-	-	-	-	-
Total nonperforming loans	17,588	8,799	7,807	6,941	6,457
Other assets	2,934	3,289	3,042	2,058	1,830
Total nonperforming assets	$20,522	12,088	10,849	8,999	8,287
Net charge-offs to average loans - annualized	0.15%	0.18%	0.17%	0.17%	0.16%
Nonperforming loans to total loans	0.81%	0.45%	0.41%	0.38%	0.36%
Nonperforming assets to total assets	0.78%	0.51%	0.47%	0.39%	0.38%
Allowance for loan losses to total loans	1.20%	1.14%	1.13%	1.12%	1.12%